Exhibit 10.1

Summary of Consulting Terms with Thomas Lim

In connection with Thomas Lim’s anticipated departure from TigerLogic Corporation (the “Company”), the Company and Mr. Lim agreed to enter into a consulting services agreement to assist with transition matters through March 31, 2015. The Company agreed to compensate Mr. Lim for these services at a rate of $15,000 per month.